UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2009

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 15, 2009, the Board of Directors of CBS Corporation (“CBS” or the “Company”) approved the form of an indemnification agreement for the Company’s directors and authorized the Company to enter into the agreement with each director of CBS. The agreement incorporates the indemnification rights under Article VI of the CBS Amended and Restated Certificate of Incorporation, as currently in effect, and establishes that such rights are contract rights under the agreement. The agreement provides, among other things, for (i) rights to indemnification to the fullest extent authorized by the General Corporation Law of the State of Delaware, and not otherwise prohibited, in connection with service as a director of CBS or, at the Company’s request, as a director of any other corporate entity or employee benefit plan (or a director’s service as an officer of any such entity), (ii) independent or disinterested determinations as to whether the standard for indemnification under the agreement has been met and (iii) additional procedural protections that will apply in the event the indemnitee makes a claim for indemnification under the agreement. The Company’s obligations under the agreement are retroactive to the date the respective indemnitee became a member of the Board of Directors. The Company may terminate the agreement at any time on or after January 1, 2015 upon not less than 365 days’ prior written notice; provided, however, that such indemnitee’s rights under the agreement shall survive the termination of the agreement with respect to any proceeding based in whole or part on any actual or alleged state of facts, occurrence, action or omission existing during the effective time of the agreement, and of any proceeding commenced by indemnitee to enforce its rights under the agreement, irrespective of when such proceeding is initiated.

The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the Form of Director Indemnification Agreement which is attached hereto as Exhibit 10 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	The following Exhibit is filed as part of this Report on Form 8-K:
Exhibit Number	Description of Exhibit
10	Form of Director Indemnification Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION

(Registrant)

By:	/s/ Louis J. Briskman
Name:	Louis J. Briskman
Title:	Executive Vice President and General Counsel

Date: September 18, 2009

Exhibit Index

Exhibit Number	Description of Exhibit
10	Form of Director Indemnification Agreement